Exhibit 21   SUBSIDIARIES OF THE REGISTRANT


Worldwide Manufacturing USA, Inc., the Colorado corporation incorporated March 17, 2000, under the laws of the state of Colorado, has two wholly-owned subsidiaries as of September 30, 2003:

a) Worldwide Manufacturing USA, Inc. is a California corporation incorporated in 1996 under the laws of
California.  It has office and warehouse space located in San Bruno, California.

b) Shanghai, Intech Electro-Mechanical Products Co., Ltd. was incorporated as a United States subsidiary doing business in China, and is registered in the city of Shanghai, China, in 1997.